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                                                                      EXHIBIT 11

                       UNION PACIFIC RESOURCES GROUP INC.
                       COMPUTATION OF EARNINGS PER SHARE
                             (Shares in Thousands)
                                  (Unaudited)


                                                                                   Year Ended December 31,
                                                                                   -----------------------
                                                                                     1995           1996
                                                                                   --------       --------
                                                                                (Pro forma) (a)
Average number of shares outstanding ...........................................    248,896       249,153

Average shares issuable on exercise of stock
   options less shares repurchasable from proceeds .............................        778           925
                                                                                    -------       -------

Total average number of common and common equivalent shares ....................    249,674       250,078
                                                                                    =======       =======


Net income (millions) ..........................................................    $ 316.2       $ 320.8
                                                                                    =======       =======

Earnings per share .............................................................    $  1.27       $  1.28
                                                                                    =======       =======


(a) Pro forma earnings per share is based upon 1995 pro forma net income (see Note 2 to the Consolidated Financial Statements) and the average number of common shares outstanding from the date of the Company's initial public offering (October 10, 1995) until December 31, 1995.